Exhibit 99.1
INSTRUMENT OF AMENDMENT
FOR THE
PIEDMONT NATURAL GAS COMPANY, INC. 401(k) PLAN
     THIS INSTRUMENT OF AMENDMENT (this “Instrument”) is made and entered into as of the 20th day of December, 2010, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).
Statement of Purpose
     The Company maintains the Piedmont Natural Gas Company, Inc. 401(k) Plan (the “Plan”). The Company desires to amend the Plan to comply with the requirements of the Heroes Earning Assistance and Relief Tax Act of 2008. In Section 9.01 of the Plan the Company has reserved the right to amend the Plan in whole or in part at any time.
     NOW, THEREFORE, the Company does hereby declare that the Plan is amended to read as follows:
     1. Effective as of January 1, 2010, Section 5.04(b)(2) of the Plan is amended by adding the following sentence to the end thereof:
“A Participant who dies on or after January 1, 2007 while performing qualified military service, as defined in Code Section 414(u), shall be deemed to have died during employment for purposes of calculating the Participant’s Vested percentage under Section 5.04(b).”
     2. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Instrument as of the day and year first above written.

PIEDMONT NATURAL GAS COMPANY, INC.
By:	/s/ Kevin M. O’Hara
Kevin M. O’Hara
Senior Vice President — Corporate and Community Affairs